EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Checkpoint Systems, Inc. on Forms S-3, Number 333-01085, of our report dated February 7, 1997 except as to the information presented in note 19, for which the date is March 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Checkpoint Systems, Inc. as of December 29, 1996 and December 31, 1995, and for each of the three years in the period ended December 29, 1996, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, PA
March 17, 1997